Mail Stop 3561


								March 13, 2006


Mr. James N. Jannello
Chief Executive Officer
Janel World Trade, LTD.
150-14 132nd Avenue
Jamaica, NY 11434


		RE:	Janel World Trade, LTD.
			Form 10-K for Fiscal Year Ended September 30, 2004
			Filed December 28, 2004
Forms 10-Q for Fiscal Quarters Ended December 31, 2004, March 31,
2005, and June 30, 2005
File No. 333-60608

Dear Mr. Jannello:


We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,


								George F. Ohsiek, Jr.
								Branch Chief

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March 13, 2006
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